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                              EMPLOYMENT AGREEMENT

     EMPLOYMENT AGREEMENT, dated as of September 29, 1998, by and among Incomnet, Inc., ("Incomnet"), a California corporation and National Telephone & Communications, Inc., ("NTC"), a Delaware corporation, (together the "Companies") and Denis Richard a resident of Potomac, Maryland ("Executive").

                                  WITNESSETH:

     WHEREAS, Incomnet desires to employ Executive as the President and Chief Executive Officer of Incomnet and NTC desires to employ Executive as the President and Chief Executive Officer of NTC and Executive is willing to serve in each capacity; and

     WHEREAS, the Companies and Executive desire to set forth the terms and conditions of such employment.

     NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

     1.   TERM OF EMPLOYMENT.  Except for earlier termination as provided in
Section 7 hereof, Executive's employment under this Agreement shall be for a term (the "Employment Term") commencing on September 29, 1998 (the "Commencement Date") and terminating on December 31, 2001.

     2. POSITIONS. (a) During the Employment Term, Executive shall serve as President and Chief Executive Officer of Incomnet, and as President and Chief Executive Officer of NTC. It is the intention of the parties that during the Employment Term, Executive shall have the option to also serve on the Board of Directors of each of the Companies without additional compensation and if requested by the Executive, the Companies shall, during the Employment Term, nominate Executive as a director. If the Executive serves on the Board of Directors of NTC, he shall act as Chairman of the Board. Incomnet and NTC each agree that it shall jointly and severally be responsible for obligations of each of the Companies to the Executive under this Agreement.

          (b) Executive shall report directly to the Board of Directors of Incomnet (the "Incomnet Board") and the Board of Directors of NTC.

          (c) During the Employment Term, Executive shall devote substantially all of his business time and efforts to the performance of his duties hereunder and use his best efforts in such endeavors; provided, however that Executive shall be allowed, to the extent that such activities do not materially interfere with the performance of his duties and responsibilities hereunder, to manage his passive personal investments and to serve on corporate, civic, or charitable boards or committees. Notwithstanding the foregoing, Executive shall not serve on any corporate board of directors if such service would be inconsistent with his fiduciary responsibilities to the Companies and in no event shall Executive serve on any such board unless previously approved by the Incomnet Board.



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          (d)  Upon request of the Incomnet Board, Executive shall also serve as an officer of affiliates of the Companies with no additional compensation. Any compensation paid to Executive by any such affiliate shall reduce the Companies' compensation obligations hereunder.

          (e) Both during his employment hereunder, and for a three year period commencing after the Executive ceases to be an employee of the Companies, the Companies shall maintain commercially reasonable directors' and officers' liability insurance policies covering the Executive with respect to his service as an officer and/or director of the Companies or any of its affiliates and to the maximum extent permitted by law and the applicable Articles of Incorporation and By-laws, shall indemnify the Executive from liability, loss or expense (including reasonable attorney's fees) arising out of such service.

     3. BASE SALARY. During the Employment Term, Executive shall be paid a base salary at the annual rate of not less than three hundred twenty-five thousand dollars ($325,000). Base salary shall be payable by Incomnet in accordance with its usual payroll practices but not less frequently than once every two weeks. Executive's Base Salary shall be subject to annual review by the Incomnet Board, and may be increased, but not decreased, from time to time. The base salary as determined as aforesaid from time to time shall constitute "Base Salary" for purposes of this Agreement.

     4. COMPENSATION AND OTHER BENEFITS. (a) ANNUAL BONUS. For each fiscal year or portion thereof during the Employment Term, Executive shall be eligible to participate in an annual bonus plan of Incomnet in accordance with, and subject to the terms of, such plan as determined by the Incomnet Board, with a maximum award level equal to one hundred percent (100%) of Base Salary, provided that Executive's minimum annual bonus for fiscal year 1999 and 2000 shall be fifty percent (50%) of Base Salary (the "Guaranteed Bonus") and further provided that beginning with Incomnet's 1999 fiscal year, Incomnet shall have the right to condition the payment of an annual bonus (other than the Guaranteed Bonus) on shareholder approval, as and to the extent required by Section 162(m) of the Internal Revenue Code of 1986, as amended, of an annual bonus plan designed to comply with the requirements of such section for performance based compensation.

          (b) SIGNING BONUS. Incomnet on behalf of both the Companies shall pay Executive a signing bonus equal to three hundred fifty-three thousand dollars ($353,000) (the "Signing Bonus") within thirty (30) days after the Commencement Date. Notwithstanding anything else herein, if Executive voluntarily terminates his employment with the Companies without Good Reason within one (1) year following the date of payment of the signing Bonus, Executive shall repay to Incomnet a percentage of the Signing Bonus equal to the percentage of the year remaining after the date of termination. The repayment shall occur within sixty (60) days of the date of such termination.

          (c) LONG TERM INCENTIVE PLAN. For each fiscal year or portion thereof during the Employment Term, Executive shall be eligible to participate in any stock option plan made available to senior executives of the Incomnet in accordance with, and subject to the terms of,

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such plan.  Incomnet hereby acknowledges that it intends to adopt a stock option plan for use in connection of the recruitment of other senior executives.

          (d) STOCK GRANT. It is the intention of the parties hereto that on the Commencement Date the Executive will receive stock rights which, subject to the terms hereinafter set forth, will permit the Executive to acquire five percent (5%) of the common stock of Incomnet outstanding on the Commencement Date determined on a fully diluted basis. In order to accomplish this result, Incomnet shall cause each of the following to occur:

               (i) Prior to the Commencement Date, the Incomnet Board shall designate thirteen (13) shares of its Preferred Shares as Series C preferred stock and shall designate that each share of Series C preferred stock may be converted into 100,000 shares of its common stock.

               (ii) On the Commencement Date, Incomnet shall issue to the Executive thirteen (13) shares of its Series C preferred stock (the "C Preferred Shares"). The C Preferred Shares shall be subject to the following restrictions:

                    (A) The Executive shall not be entitled to convert the C Preferred Shares into Incomnet common stock until the Articles of Incorporation of Incomnet have been amended to authorize a sufficient number of additional shares of such common stock to permit exercise of the conversion rights. The number of shares of Incomnet common stock to be issued upon exercise of the conversion rights shall be adjusted to reflect the impact of any common stock splits or stock dividends occurring after the Commencement Date.

                    (B) In the event the Executive or his personal representative, heirs or legatees at any time desire to sell, transfer or assign any of the C Preferred Shares or the shares of common stock obtained on conversion of the C Preferred Shares, such shares shall first be offered for sale to Incomnet. The price at which such shares will be offered to Incomnet will be calculated as follows:

                         (x)  For purposes of such calculation, any
unconverted C Preferred Shares shall be deemed to have been converted into Incomnet common stock.

                         (y)  The shares of Incomnet common stock to be sold,
transferred or assigned (the "Transferred Shares"), shall be deemed at the time of the offer to have a fair market value equal to the then current public offering price for the same number of shares of Incomnet common stock which are registered under the Securities Act of 1933.

                         (z)  the offer price for the Transfer Shares will
equal the fair market value of the Transferred Shares calculated as specified in paragraph (y) above (i) reduced by the fair market value of the Transferred Shares as of the close of business two days after the Commencement Date (the "Valuation Date") (calculated based on the public market price as of the close of business on the Valuation Date as reported in the WALL STREET

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JOURNAL for the same number of Incomnet common stock registered under the
Securities Act of 1933) and (ii) increased by one cent ($.01) for each share of Incomnet common stock included in the Transferred Shares. The per share public market price as of the close of business on the Valuation Date as reported in the WALL STREET JOURNAL shall be reflected on Schedule I hereto.

               The restrictions on the sale of Incomnet stock set forth in this Section 4(d)(ii)(B) will never lapse. However, if Incomnet does not complete the purchase of the shares of any stock offered for sale by the Executive under the terms of this Section 4(d)(ii)(B), within thirty (30) days from the date of the offer, the Executive shall thereafter be free to sell such shares (the "Unrestricted Shares") free from such restrictions.

                    (C) The stock certificates representing the C Preferred Shares and the common stock into which it is converted shall be legended to reflect Incomnet's purchase rights set forth in paragraph B above. The legend shall be removed from certificates representing the Unrestricted Shares.

               (iii) As expeditiously as possible after the Commencement Date, Incomnet will use its best efforts to cause its Articles of Incorporation to be amended to authorize a sufficient number of additional shares of common stock to permit the conversion of the C Preferred Shares into common stock.

          (e)  REGISTRATION RIGHTS AND CALL RIGHTS.

               (i) REGISTRATION RIGHTS. After the first anniversary of the Commencement Date, if at any time the Executive holds any Unrestricted Shares which the Executive is restricted from reselling under the terms of Rule 144 promulgated under the Securities Act of 1933, then the Executive may request that Incomnet effect the registration on Form S-3 (or a successor form) of all of the Unrestricted Shares. Thereupon, Incomnet shall, as expeditiously as possible, use its best efforts to effect such registration to the extent permitted and in accordance with applicable law and at its expense.

               (ii) CALL RIGHTS. If prior to the first anniversary of the Commencement Date, there occurs either the termination of the Executive's employment by the Companies for Cause pursuant to Section 7(e) hereof or the voluntary termination of employment by Executive without Good Reason (as defined in Section 7(d) hereof), Incomnet shall have an option (the "Repurchase Option") to repurchase all, but not less than all, of the C Preferred Shares, or the shares of common stock obtained on conversion of the C Preferred Shares, which are owned by the Executive at the time of such termination. The Repurchase Option must be exercised by written notice given to the Executive within ten (10) business days from the date of the termination of Executive's employment. The Repurchase Option shall expire if not timely exercised, time being of the essence. Settlement with respect to any timely exercised Repurchase Option shall occur within twenty (20) days from the date of exercise of the Repurchase Option. The purchase price for the stock subject to the Repurchase Option shall be calculated in accordance with the terms of Section 4(d)(ii)(B) in the same

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manner as if the Executive had offered such stock for sale to Incomnet in accordance with the terms of such Section on the date of termination of the Executive's employment.

          (f) OTHER COMPENSATION. Incomnet may, upon recommendation of the Compensation Committee of the Incomnet Board, award to Executive such other bonuses and compensation as it deems appropriate and reasonable.

     5. EMPLOYEE BENEFITS AND FRINGES. (a) During the Employment Term, Executive shall be entitled to participate in all pension, retirement, savings, welfare and other pension and welfare employee benefit plans and arrangements and shall be eligible to receive all fringe benefits and perquisites generally maintained or provided by either of the Companies from time to time for the benefit of senior executives of the Companies, in accordance with their respective terms as in effect from time to time (other than any special arrangement entered into by contract with an executive).

          (b) During the Employment Term Incomnet shall make available to Executive for his exclusive use a company leased automobile of the type customarily provided to senior executive officers of Incomnet and its affiliates or, if requested by Executive, will provide a car allowance of one thousand ($1,000) per month. Incomnet shall in addition pay for the cost of insurance, maintenance, garaging and fuel for such automobile. Executive shall be responsible for any income tax consequences arising from the use of the automobile under this arrangement.

          (c) Incomnet agrees to reimburse Executive for (i) all reasonable expenses incurred by Executive in moving from Montgomery County, Maryland to Orange County, California, and (ii) all reasonable broker and closing costs incurred by Executive in connection with the sale of Executive's current principal residence and the purchase of a new principal residence in Orange County, California. Executive shall be responsible for any income tax consequences arising from the payments made under this Section 5(c).

          (d) In order to facilitate the ability of the Executive to purchase a new principal residence in Orange County, California, at the request of the Executive, Incomnet will loan to the Executive an amount equal to a percentage of the cost of such new principal residence which is equal to the percentage differential in the median cost of housing in Montgomery County, Maryland and Orange County, California. The loan will accrue interest at the rate of eight percent (8%) per annum and the loan plus accrued interest will be due upon the first to occur of (i) the sale of the new principal residence or (ii) one year after the termination of the Executive's employment hereunder.

          (e) Incomnet shall provide Executive with a temporary housing allowance for a period not to exceed six months for housing expenses in Orange County, California which allowance shall not exceed two thousand dollars ($2,000) per month, or as the parties may agree, the Company shall make available for Executive other suitable temporary living quarters in Orange County, California. If Executive incurs any income tax liability as a result of the housing benefit pursuant to this Section 5(e), Incomnet shall reimburse Executive for such tax liability on a fully grossed up basis.

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          (f)  Incomnet will reimburse the Executive for reasonable legal fees incurred in negotiating this Agreement.

          (g) During the Employment Term, Executive shall be entitled to vacation each year in accordance with Incomnet's policies in effect from time to time, but in no event less than five (5) weeks paid vacation per calendar year. Executive shall also be entitled to such periods of sick leave as is customarily provided by Incomnet for its senior executive officers.

     6. BUSINESS EXPENSES. Upon submission of appropriate documentation, Executive shall be reimbursed for the travel, entertainment and other business expenses incurred by Executive in the performance of his duties hereunder, in accordance with the applicable policies as in effect from time to time.

     7.   TERMINATION.

          (a) The employment of Executive under this Agreement shall terminate upon the occurrence of any of the following events:

               (i)  the death of Executive;

               (ii) the termination of Executive's employment by the Companies due to Executive's Disability pursuant to Section 7(b) hereof;

               (iii) the termination of Executive's employment by the Executive for Good Reason pursuant to Section 7(c) hereof;

               (iv) the termination of Executive's employment by the Companies without Cause;

               (v) the voluntary termination of employment by Executive without Good Reason upon thirty (30) days' prior written notice;

               (vi) the termination of the Employment Term in accordance with
Section 1 hereof;

               (vii) the termination of Executive's employment by the Companies for Cause pursuant to Section 7(e) hereof.

          (b) DISABILITY. If, by reason of the same or related physical or mental reasons, Executive is unable to carry out his material duties pursuant to this Agreement for more than six (6) months in any twelve (12) month period, the Companies may terminate Executive's employment for Disability upon thirty (30) days prior written notice, at any time thereafter during such twelve (12) month period in which Executive is unable to carry out his duties as a result of the same or related physical or mental illness. Such termination shall not be effective if Executive returns to the full time performance of his material duties within such thirty (30) day notice period. If Executive is eligible for disability payments prior to said termination under any

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disability plan sponsored by either of the Companies, his Base Salary shall be reduced by the amount of such disability payments.

          (c) TERMINATION FOR GOOD REASON. A Termination for Good Reason means a termination by Executive by written notice given within ninety (90) days after the occurrence of the Good Reason event. For purposes of this Agreement, "Good Reason" shall mean the occurrence or failure to cause the occurrence, as the case may be, without Executive's express written consent, of any of the following circumstances, unless such circumstances are fully corrected prior to the date of determination specified in the Notice of Termination for Good Reason (as defined in Section 7(d) hereof): (i) any material diminution of Executive's responsibilities hereunder as President and Chief Executive Officer of the Companies (except in each case in connections with the termination of Executive's employment for Cause or Disability or as a result of Executive's death, or temporarily as a result of Executive's illness or other absence); (ii) Executive's removal from or failure to be re-elected to, the Board of Directors of the Companies provided the Executive desires to serve on such Boards, (other than for cause within the meaning of the law of the state in which the Companies are then incorporated); (iii) any material breach by either of the Companies of any provision of this Agreement; or (iv) the occurrence of a Change in Control (as defined in Exhibit A hereto).

          (d) NOTICE OF TERMINATION FOR GOOD REASON. A Notice of Termination for Good Reason shall mean a notice that shall indicate the specific termination provision in Section 7(c) relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for his termination for Good Reason. The failure by Executive to set forth in the Notice of Termination for Good Reason any facts or circumstances which contribute to the showing of Good Reason shall not waive any right of Executive hereunder or preclude Executive from asserting such fact or circumstance in enforcing his rights hereunder. The Notice of Termination for Good Reason shall provide for a date of termination not less than thirty
(30) nor more than sixty (60) days after the date such Notice of Termination for Good Reason is given.

          (e) CAUSE. Subject to the notification provisions of Section 7(f) below, Executive's employment hereunder may be terminated by the Companies for Cause. For purposes of this Agreement, the term "Cause" shall be limited to (i) willful misconduct by Executive with regard to either of the Companies, their affiliates, their businesses or employees if such misconduct is not cured within seven (7) days after written notice specifying the misconduct or, to the extent it is not feasible to complete the cure within such period, if the Executive shall commence the cure within such period and complete the cure within thirty (30) days; (ii) the refusal of Executive to follow the proper written direction of the Board of Directors of either or both of the Companies, provided that the foregoing refusal shall not be "Cause" if Executive in good faith believes that such direction is illegal, unethical or immoral and promptly so notifies the entity or person giving the direction, as applicable; (iii) continuing willful refusal by Executive to attempt to perform the duties required of him hereunder (other than any such failure resulting from incapacity due to physical or mental illness) after a written demand for performance is delivered to Executive by the Incomnet Board which specifically identifies the manner in which it is believed that Executive has continually refused to attempt to perform his duties hereunder;
(iv) Executive being convicted of a felony (other than a felony involving a

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traffic violation); (v) the breach by Executive of any material fiduciary duty owed by Executive to either or both of the Companies or their affiliates; or (vi) Executive's material misappropriation or fraud with regard to either or both of the Companies or its affiliates (other than good faith expense account disputes).

          (f) NOTICE OF TERMINATION FOR CAUSE. A Notice of Termination for Cause shall mean a notice that shall indicate the specific termination provision in Section 7(e) relied upon and shall set forth in reasonable detail the facts and circumstances which provide for a basis for Termination for Cause. The date of termination for a termination for Cause shall be the date indicated in the Notice of Termination. Any purported termination for Cause which is held by a court not to have been based on the grounds set forth in this Agreement or not to have followed the procedures set forth in this Agreement shall be deemed a termination by the Company without Cause, and the Executive shall be awarded any reasonable attorney's fees incurred by the Executive with respect to such court proceedings.

     8.   CONSEQUENCES OF TERMINATION OF EMPLOYMENT.

          (a) DEATH. If Executive's employment is terminated during the Employment Term by reason of Executive's death, the Employment Term under this Agreement shall terminate without further obligations to Executive's legal representatives under this Agreement or otherwise except for: (i) any compensation earned but not yet paid, including without limitation, any declared but unpaid bonus for the prior fiscal year, any unpaid Signing Bonus, any amount of Base Salary or deferred compensation, if any, accrued or earned but unpaid, any accrued vacation pay payable pursuant to the Companies' policies, any unreimbursed business expenses payable pursuant to
Section 6, which amounts shall be promptly paid in a lump sum to Executive's estate and any stock rights arising under Section 4(d); and (ii) any other amounts or benefits owing to Executive under the then applicable employee benefit or equity plans of the Companies, which shall be paid in accordance with such plans.

          (b) DISABILITY. If Executive's employment is terminated by reason of Executive's Disability, Executive shall be entitled to receive the payments and benefits to which his representatives would be entitled in the event of a termination of employment by reason of his death pursuant to
Section 8(a)(i) and any amounts Executive is eligible to receive under any long term disability policy or program maintained by the Companies and the Companies shall have no further obligations to Executive under this Agreement or otherwise.

          (c) TERMINATION BY EXECUTIVE FOR GOOD REASON OR TERMINATION BY THE COMPANY WITHOUT CAUSE. If (i) Executive terminates his employment hereunder for Good Reason during the Employment Term or (ii) if Executive's employment with the Companies is terminated by the Companies without Cause during the Employment Term, the Company shall have no further obligations to Executive under this Agreement or otherwise, except that, subject to Section 9 and 10 hereof, Executive shall be entitled to receive: (A) any unreimbursed business expenses payable pursuant to Section 6, any stock rights arising under
Section 4(d), and any Base Salary, bonus, vacation pay or other compensation accrued or earned, but not yet paid at the date of termination; (B) equal monthly payments, in accordance with Incomnet's normal payroll

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practices, of an amount equal to the monthly payments of Executive's then
Base Salary for a period of eighteen (18) months following the date of his termination or until December 31, 2001 whichever is later; (C) reimbursement for the cost of Executive's continued participation in Incomnet's health insurance plan until the expiration of the maximum period permitted by COBRA or until December 31, 2001 which ever shall occur first and (D) any other amounts or benefits due Executive under the then applicable employee benefit, long term incentive plans or equity plans in which he then participates as shall be determined and paid in accordance with such plans.

          (d) TERMINATION WITH CAUSE OR VOLUNTARY RESIGNATION WITHOUT GOOD REASON OR DUE TO EXPIRATION OF THE EMPLOYMENT TERM. If Executive's employment hereunder is terminated (i) by the Companies for Cause, or (ii) voluntarily by Executive without Good Reason in accordance with Section 7(a)(v) hereof, or (iii) due to the expiration of the Employment Term in accordance with Section 1 hereof, Executive shall be entitled to receive only his Base Salary through the date of termination, any stock rights arising under Section 4(d), any unreimbursed business expenses payable pursuant to
Section 6 and any accrued vacation pay payable pursuant to applicable policies of the Companies. Executive's rights under any benefit plan or any equity plan following such termination of employment shall be determined in accordance with the provisions of the applicable benefit or equity plan.

     9. NO MITIGATION: SET-OFF. In the event of any termination of employment under Section 8, Executive shall be under no obligation to seek other employment and, subject to Section 10 below, there shall be no offset against any amounts due Executive under this Agreement on account of any remuneration attributable to any subsequent employment that Executive may obtain. Any amounts due under Section 8 are in the nature of severance payments, or liquidated damages, or both, and are not in the nature of a penalty. Such amounts are inclusive, and in lieu of any amounts payable under any other salary continuation or cash severance arrangement of the Companies and to the extent paid or provided under any other such arrangement shall be offset from the amount due hereunder. The Companies shall have no obligations to Executive upon a termination of employment except as provided in Section 8 or as otherwise specified in this Agreement. If Executive dies while receiving payments under Section 8(c), any remaining payments shall be paid to Executive's estate.

     10. CONFIDENTIAL INFORMATION, NON-COMPETITION AND NON-SOLICITATION OF THE COMPANY. (a) (i) Executive acknowledges that as a result of his employment by the Companies, Executive will obtain secret and confidential information as to the Companies and their affiliates and the Companies and their affiliates will suffer substantial damage, which would be difficult to ascertain, if Executive should use such confidential information and that because of the nature of the information that will be known to Executive it is necessary for the Companies and their affiliates to be protected by the prohibition against Competition as set forth herein, as well as the Confidentiality restrictions set forth herein.

               (ii) Executive acknowledges that the retention of nonclerical employees employed by either or both of the Companies and their affiliates in which either or both of the Companies and their affiliates have invested training and depend on for the

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operation of their businesses is important to the businesses of the Companies and their affiliates, that Executive will obtain unique information as to such employees as an executive of the Companies and will develop a unique relationship with such persons as a result of being an executive of the Companies and, therefore, it is necessary for the Companies and their affiliates to be protected from Executive's Solicitation of such employees as set forth below.

               (iii) Executive acknowledges that the provisions of this Agreement are reasonable and necessary for the protection of the businesses of the Companies and their affiliates and that part of the compensation paid under this Agreement and the agreement to pay severance in certain instances is in consideration for the agreements in this Section 10.

          (b) Competition shall mean: (i) participating, directly or indirectly, as an individual proprietor, partner, stockholder, officer, employee, director, joint venturer, investor, lender, consultant or in any capacity whatsoever within the United States of America, in a business in competition with any business conducted by the Companies, provided, however, that such participation shall not include (i) the mere ownership of not more than one percent (1%) of the total outstanding stock of a publicly held company; (ii) the performance of services for any enterprise to the extent no portion of such services are performed, directly or indirectly, for the portion of the enterprise in the aforesaid competition; or (iii) any activity engaged in with the prior written approval of the Incomnet Board.

          (c) Solicitation shall mean: recruiting, soliciting or inducing, of any nonclerical employee or employees of either or both of the Companies or their affiliates to terminate their employment with, or otherwise cease their relationship with, either or both of the Companies or their affiliates or hiring or assisting another person or entity to hire any nonclerical employee of either or both of the Companies or their affiliates or any person who within six (6) months before had been a nonclerical employee of either or both of the Companies or their affiliates, provided, however, that solicitation shall not include any of the foregoing activities engaged in with the prior written approval of the Incomnet Board.

          (d) If any restriction set forth with regard to Competition or Solicitation is found by any court of competent jurisdiction, or an arbitrator, to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend over the maximum period of time, range of activities or geographic area as to which it may be enforceable. If any provision of this Section 10 shall be declared to be invalid or unenforceable, in whole or in part, as a result of the foregoing, as a result of public policy or for any other reason, such invalidity shall not affect the remaining provisions of this Section which shall remain in full force and effect.

          (e) During and after the Employment Term, Executive shall hold in a fiduciary capacity for the benefit of the Companies and their affiliates all secret or confidential information, knowledge or data relating to the Companies and their affiliates, and their respective businesses, including any confidential information as to customers of the Companies and their affiliates, (i) obtained by Executive during his employment by the Companies and their affiliates and (ii) not otherwise public knowledge or known within the applicable industry (other than by

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acts of Executive in violation of this Agreement).  Executive shall not, without prior written consent of the Companies, unless compelled pursuant to the order of a court or other governmental or legal body having jurisdiction over such matter, communicate or divulge any such information, knowledge or data to anyone other than the Companies and those designated by them. In the event Executive is compelled by order of a court or other governmental or legal body to communicate or divulge any such information, knowledge or data to anyone other than the foregoing, he shall promptly notify the Companies of any such order and he shall cooperate fully with the Companies in protecting such information to the extent possible under applicable law.

          (f) Upon termination of his employment with the Companies and their affiliates, or at any time as the Companies may request, Executive will promptly deliver to the Companies, as requested, all documents (whether prepared by the Companies, an affiliate, Executive or a third party) relating to either or both of the Companies, an affiliate or any of their businesses or property which he may possess or have under his direction or control other than documents provided to Executive in his capacity as a participant in any employee benefit plan, policy or program of the Companies or any agreement by and between Executive and the Companies with regard to Executive's employment or severance.

          (g) During his employment by the Companies Executive will not enter into Competition with either or both of the Companies or their affiliates. Furthermore, in the event of any termination of Executive's employment for Cause or the voluntary termination of employment by Executive without Good Reason, Executive for eighteen (18) months thereafter will not enter into Competition with the Companies or engage in Solicitation.

          (h) In the event of a breach or potential breach of this Section 10, Executive acknowledges that the Companies and their affiliates will be caused irreparable injury and that money damages may not be an adequate remedy and agree that the Companies and their affiliates shall be entitled to injunctive relief (in addition to its other remedies at law) to have the provisions of this Section 10 enforced.

     11. EXECUTIVE'S REPRESENTATION. Executive represents and warrants to the Companies that as of the date hereof there is no legal impediment to his performing his obligations under this Agreement and neither entering into this Agreement nor performing his contemplated service hereunder will violate any agreement to which he is a party or the date hereof any other legal restriction.

     12. COMPANIES' REPRESENTATIONS. The Companies represent and warrant to the Executive that as of the date hereof there are no legal impediments on their performance of their obligations under the Agreement and that neither the entering into of this Agreement nor the performing of their obligations hereunder will violate any agreement in which they are a party as the date hereof or any other legal restriction.

     13.  MISCELLANEOUS.

          (a) GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California without reference to principles of conflict of laws.

          (b) ENTIRE AGREEMENT/AMENDMENTS. This Agreement and the instruments contemplated herein, contain the entire understanding of the parties with respect to the employment of Executive by the Companies and supersedes any policy of the Companies with regard to severance payments and any prior agreements between the Companies and Executive with regard to employment or severance. There are no restriction, agreements, promises, warranties, covenants, representations or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein and therein. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

          (c) NO WAIVER. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waver of such party's rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any such waiver must be in writing and signed by Executive or an authorized officer of the Companies, as the case may be.

          (d) ASSIGNMENT. This Agreement shall not be assignable by any of the parties hereto except by operation of law.

          (e) SUCCESSORS; BINDING AGREEMENT. This Agreement shall inure to the benefit of and be binding upon the personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees legatees and permitted assignees of the parties hereto.

          (f) COMMUNICATIONS. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (i) when faxed or delivered, or (ii) two business days after being mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on Schedule II to this Agreement, provided that all notices to the Companies shall be directed to the attention of the Secretary of Incomnet, or to such other address as any party may have furnished to the other in writing in accordance herewith. Notice of change of address shall be effective only upon receipt.

          (g) WITHHOLDING TAXES. The Companies may withhold from any and all amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

          (h) SURVIVORSHIP. The respective rights and obligations of the parties hereunder shall survive any termination of Executive's employment to the extent necessary to the agreed preservation of such rights and obligations.

          (i) COUNTERPARTS. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

          (j) HEADINGS. The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

                              INCOMNET, INC.


                              By:  /s/ JOHN P. CASEY
                                  ----------------------------------------
                                   Name:  John P. Casey
                                   Title: Chairman


                              NATIONAL TELEPHONE & COMMUNICATIONS, INC.


                              By:  /s/ JOHN P. CASEY
                                  ----------------------------------------
                                   Name:  John P. Casey
                                   Title  Chairman


                                   /s/ DENIS RICHARD
                                  ----------------------------------------
                                       Denis Richard

                                   EXHIBIT A

     1. A "Change in Control" shall be deemed to have occurred (a) upon a sale of substantially all the assets of either of the Companies (excluding a sale transaction between the Companies) or (b) if any "person" (as such term is used in Section 13(d) and 14 (d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), other than a person or group (as such term is defined in Rule 13d-5(b) of the General Rules and Regulations promulgated under the Exchange Act) (the "Rules and Regulations") of persons who are affiliates (as such term is defined in Rule 12b-2 of the Rules and Regulations) of Incomnet or NTC on the date hereof or John Casey or his issue and trusts and other entities formed primarily for their benefit, after the date of the Agreement becomes the beneficial owner, directly of indirectly, of securities of Incomnet representing forty percent (40%) or more of the combined voting power of Incomnet's then outstanding securities (including securities the holder of which has the right to convert into voting securities of Incomnet).

--------------------------------------------------------------------------------

                                   Schedule 1
                   (Per Share Market Price on Valuation Date)
                                    $2.1875

--------------------------------------------------------------------------------

                                  Schedule II
                              (Address for Notice)

               Address for Notices to Incomnet, NTC and Denis Richard:
                                2801 Main Street
                            Irvine, California 92614